Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 19, 2024
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CAOak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended December 31, 2023, consolidated net income was $5,865,000 or $0.71 per diluted share (EPS), as compared to $7,354,000, or $0.89 EPS, for the prior quarter and $9,475,000, or $1.15 EPS for the same period a year ago. Consolidated net income for the year ended December 31, 2023, totaled $30,848,000, or $3.75 EPS, representing an increase of 34.7% compared to $22,902,000, or $2.79 EPS for 2022. The decrease in QTD earnings is mainly due to a credit loss provision of $1,130,000 recorded during the fourth quarter, and an increase in deposit interest expense. The increase in YTD earnings is mainly due to rising net interest income driven by higher yields on earning assets.

“We are pleased to report historic earnings and a tremendous performance for the year. Our team continues to work diligently to serve our clients and strengthen and expand relationships with the families, individuals, and businesses who are invested in the communities we serve and share in our desire to help our Northern California region to thrive,” stated Chris Courtney, Chief Executive Officer.

Net interest income was $17,914,000 and $75,802,000 for the fourth quarter and year ended December 31, 2023, respectively, compared to $18,938,000 during the prior quarter, $19,113,000 for the fourth quarter of 2022, and $60,076,000 for the year ended December 31, 2022. The QTD decreases from prior quarter and the fourth quarter of 2022 are mainly attributable to an increase in deposit interest expense. The 2023 YTD increase compared to 2022 YTD is due to increased yields on earning assets, triggered by FOMC rate hikes, combined with growth of our loan portfolio. Gross loans increased by $100.8 million year-over-year.

Net interest margin was 4.15% and 4.33% for the fourth quarter and year ended December 31, 2023, respectively, as compared to 4.34% for the prior quarter, 4.09% for the fourth quarter of 2022, and 3.32% for the year ended December 31, 2022. The interest margin decrease compared to the prior quarter was related to deposit interest expense as described above. The net interest margin expansion for 2023 YTD compared to 2022 was fueled by the impact of FOMC rate increases on earning asset yields and growth of the loan portfolio, as discussed above.

“Increased net interest income corresponding to net interest margin expansion has fueled record earnings for the bank and our shareholders this year. We have experienced rate pressure on our cost of funds; however, the impact of increased rates on earning asset yield has outpaced the deposit-side expense.” stated Rick McCarty, President and Chief Operating Officer.

Non-interest income for the fourth quarter and year ended December 31, 2023, totaled $1,755,000 and $6,631,000, respectively, compared to $1,566,000 during the prior quarter, $1,421,000 for the fourth quarter of 2022, and $5,571,000 for the year ended December 31, 2022. The increases over prior periods were primarily due to changes in the market value of equity securities. YTD results also benefited from an increase in deposit account service charges.

Non-interest expense for the fourth quarter and year ended December 31, 2023, totaled $10,760,000 and $41,157,000, respectively, compared to $10,578,000 during the prior quarter, $9,611,000 for the fourth quarter of 2022 and $37,308,000 for the year ended December 31, 2022. The fourth quarter and year-to-date increases compared to prior periods correspond to staffing expense and general operating costs related to servicing the loan and deposit portfolios.

Total assets were $1.84 billion at December 31, 2023, an increase of $7.0 million over September 30, 2023, and a decrease of $125.9 million from December 31, 2022. Gross loans were $1.02 billion as of December 31, 2023, an increase of $45.3 million from September 30, 2023, and $100.8 million from December 31, 2022. The Company’s total deposits were $1.65 billion as of December 31, 2023, a decrease of $16.0 million from September 30, 2023, and $163.8 million from December 31, 2022. The deposit decrease during the third quarter was related to normal balance fluctuations from core deposit accounts, and the year-over-year decrease was mainly related to movement to higher deposit rates offered by other financial institutions, including Oak Valley Investments. Our liquidity position is very strong as evidenced by $216 million in cash and cash equivalents balances at December 31, 2023, and the ample lines of credit, which have had no outstanding advances during the last two years.

Non-performing assets (“NPA”) remained at zero as of December 31, 2023, as they were for all of 2023 and 2022. The allowance for credit losses (“ACL”) as a percentage of gross loans increased to 1.07% at December 31, 2023, compared to 1.00% at September 30, 2023 and 1.03% at December 31, 2022. The increase was related to provision for credit losses of $1,130,000 in the fourth quarter of 2023, which was mainly due to macro-economic conditions and loan growth of $100.8 million during the quarter. Given industry concerns of credit risk specific to commercial real estate, management has performed a thorough analysis of this segment as part of the CECL credit risk model’s ACL computation, concluding that the credit loss reserves relative to gross loans remains at acceptable levels, and credit quality remains stable.

The Board of Directors of Oak Valley Bancorp at their January 16, 2024 meeting, declared the payment of a cash dividend of $0.225 per share of common stock to its shareholders of record at the close of business on January 29, 2024. The payment date will be February 9, 2024 and will amount to approximately $1,866,000. This is the first dividend payment made by the Company in 2024.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 18 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company’s Roseville location opened in early 2022 as a Loan Production Office and as a full-service branch in December 2022.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors, and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2023	2023	2023	2023	2022

Net interest income	$17,914	$18,938	$19,407	$19,543	$19,113
Provision for (reversal of) credit losses	1,130	300	-	(460)	(1,550)
Non-interest income	1,755	1,566	1,655	1,655	1,421
Non-interest expense	10,760	10,578	10,062	9,757	9,611
Net income before income taxes	7,779	9,626	11,000	11,901	12,473
Provision for income taxes	1,914	2,272	2,596	2,676	2,998
Net income	$5,865	$7,354	$8,404	$9,225	$9,475

Earnings per common share - basic	$0.72	$0.90	$1.03	$1.13	$1.16
Earnings per common share - diluted	$0.71	$0.89	$1.02	$1.12	$1.15
Dividends paid per common share	$-	$0.16	$-	$0.16	$-
Return on average common equity	16.44%	19.85%	23.48%	28.36%	33.37%
Return on average assets	1.27%	1.57%	1.79%	1.93%	1.90%
Net interest margin (1)	4.15%	4.34%	4.45%	4.39%	4.09%
Efficiency ratio (2)	53.08%	49.89%	46.31%	46.31%	45.49%

Capital - Period End
Book value per common share	$20.03	$16.29	$17.76	$17.08	$15.33

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Credit loss reserve/ gross loans	1.07%	1.00%	0.99%	1.01%	1.03%

Period End Balance Sheet
($ in thousands)
Total assets	$1,842,422	$1,835,402	$1,861,713	$1,940,674	$1,968,346
Gross loans	1,016,579	971,243	950,488	926,820	915,758
Nonperforming assets	-	-	-	-	-
Allowance for credit losses	10,896	9,738	9,411	9,383	9,468
Deposits	1,650,534	1,666,548	1,682,378	1,769,176	1,814,297
Common equity	166,092	135,095	147,122	141,470	126,627

Non-Financial Data
Full-time equivalent staff	222	225	213	206	198
Number of banking offices	18	18	18	18	18

Common Shares outstanding
Period end	8,293,168	8,293,468	8,281,661	8,281,661	8,257,894
Period average - basic	8,200,177	8,197,083	8,195,270	8,182,737	8,175,871
Period average - diluted	8,236,897	8,232,338	8,227,218	8,226,991	8,213,891

Market Ratios
Stock Price	$29.95	$25.08	$25.19	$23.66	$22.65
Price/Earnings	10.55	7.05	6.12	5.17	4.93
Price/Book	1.50	1.54	1.42	1.39	1.48

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%. A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.

Profitability	YEAR ENDED DECEMBER 31,
($ in thousands, except per share)	2023	2022
Net interest income	$75,802	$60,076
Provision for (reversal of) credit losses	970	(1,350)
Non-interest income	6,631	5,571
Non-interest expense	41,157	37,308
Net income before income taxes	40,306	29,689
Provision for income taxes	9,458	6,787
Net income	$30,848	$22,902

Earnings per share - basic	$3.76	$2.80
Earnings per share - diluted	$3.75	$2.79
Dividends paid per share	$0.32	$0.300
Return on average equity	21.87%	18.21%
Return on average assets	1.64%	1.17%
Net interest margin (1)	4.33%	3.32%
Efficiency ratio (2)	48.81%	54.29%

Capital - Period End
Book value per share	$20.03	$15.33

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%
Credit loss reserve/ gross loans	1.07%	1.03%

Period End Balance Sheet
($ in thousands)
Total assets	$1,842,422	$1,968,346
Gross loans	1,016,579	915,758
Nonperforming assets	-	-
Allowance for credit losses	10,896	9,468
Deposits	1,650,534	1,814,297
Stockholders' equity	166,092	126,627

Non-Financial Data
Full-time equivalent staff	222	198
Number of banking offices	18	18

Common Shares outstanding
Period end	8,293,168	8,257,894
Period average - basic	8,193,874	8,169,305
Period average - diluted	8,230,892	8,204,769

Market Ratios
Stock Price	$29.95	$22.65
Price/Earnings	7.96	8.08
Price/Book	1.50	1.48

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%. A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.